Exhibit 99.1

OneSpaWorld Reports Record Q4 Revenue, Income from Operations and Adjusted EBITDA with FY’22 Results Above Guidance

Record Fourth Quarter Revenue of $169 Million, Income from Operations of $10.7 Million and Adjusted EBITDA of $20.7 Million

Fiscal Year 2022 Revenues of $546 Million, Income from Operations of $15.1 Million and Adjusted EBITDA of $50.4 Million

Introduces First Quarter 2023 Guidance of $170 to $175 Million in Revenue and $16 to $18 Million in Adjusted EBITDA

Nassau, Bahamas, February 22, 2023 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2022.

Leonard Fluxman, Executive Chairman, Chief Executive Officer and President of OneSpaWorld, commented: “I am pleased to report a strong finish to an excellent year resulting in the highest quarterly revenue, income from operations and Adjusted EBITDA delivery in our history, clearly demonstrating that the strategies we implemented during the pandemic led to a successful return to normalized operations. I would like to thank our entire organization for their contributions throughout the year. Continued innovation in our products and services contributed to our achievement of double-digit increases across our key operating metrics. These efforts drove outstanding performance for the year that included a nearly threefold increase in revenue and a more than threefold increase in Adjusted EBITDA compared to fiscal year 2021.”

“Notwithstanding certain economic headwinds, our positive performance has continued in the first quarter of fiscal 2023, reflecting our outstanding guest services and products offerings, buoyed by heightened consumer demand for hospitality travel experiences. With our full fleet of cruise ships finally sailing, and ten new builds commencing voyages this year, we expect fiscal 2023 to be another year of accomplishment and increasing value for OneSpaWorld shareholders,” concluded Mr. Fluxman.

Stephen Lazarus, Chief Financial Officer and Chief Operating Officer of OneSpaWorld, added, “Our operating strategies and tactics have driven consistently increasing free cash flow, a strengthening balance sheet and year-end total liquidity of $53.3 million. In the fourth quarter, we repaid $10.0 million on our second lien term loan and in February paid an additional $5.0 million leaving $10.0 million remaining under this loan. We expect to continue utilizing cash generated from operations to extinguish this facility and have no material debt maturities until March of 2026. Additionally, with our full return to service, normalizing operations and operational visibility, we are pleased to be in a position to re-introduce our quarterly outlook. For the quarter ending March 31, 2023, we expect revenue of $170 to $175 million and Adjusted EBITDA of $16 to $18 million. We also reiterate our fiscal 2023 guidance provided on January 9, 2023 expecting total revenues of $660 to $680 million, and Adjusted EBITDA of $64 to $70 million, increases of 23% and 36%, respectively, over fiscal 2022 results at the mid-point of the respective ranges.”

Fourth Quarter 2022 Highlights:

•
Total revenues increased 97% to a record $168.9 million compared to $85.7 million in the fourth quarter of 2021;
•
Income from operations increased $14.7 million to a record $10.7 million compared to a loss from operations of $(4.0) million in the fourth quarter of 2021;
•
Adjusted EBITDA increased $15.9 million to a record $20.7 million compared to $4.8 million in the fourth quarter of 2021; and
•
Unlevered after-tax free cash flow increased to $19.0 million compared to $3.1 million in the fourth quarter of 2021.

Fiscal Year 2022 Highlights:

•
Total revenues increased 279% to $546.3 million compared to $144.0 million in fiscal year 2021;
•
Income from operations increased $67.2 million to a record $15.1 million compared to a loss from operations of $(52.1) million in fiscal year 2021;
•
Adjusted EBITDA increased $69.3 million to $50.4 million compared to negative $(18.9) million in fiscal year 2021; and
•
Unlevered after-tax free cash flow increased to $45.1 million compared to negative ($22.0) million in fiscal year 2021.

Operating Network Update:

•

Cruise Ship Count: The Company ended the fourth quarter with health and wellness centers on 179 ships, of which 177 had resumed voyages as of quarter-end, compared with 172 ships and 118 ships having resumed voyages by the end of the third quarter of 2022 and the fourth quarter of 2021, respectively.

•	Destination Resort Count: The Company ended the fourth quarter with 50 destination resort health and wellness centers, of which 48 were open and operating as of December 31, 2022.
•

Staff Count: The Company had 3,566 cruise ship personnel on vessels at the end of the fourth quarter and expects to have 3,663 employees on cruise ships by first quarter end 2023 for actual and anticipated voyages.

Liquidity Update:

•

Cash and borrowing capacity under the Company’s line of credit at December 31, 2022 totaled $53.3 million. The Company repaid $10.0 million on its second lien term loan in the fourth quarter of 2022 and $5.0 million in February 2023, leaving $10.0 million currently outstanding under this loan. The second lien carries interest at a rate of LIBOR plus 7.5%.

•	The Company expects to continue to generate positive cash flow from operations in the first quarter of 2023 and throughout fiscal year 2023.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the terms for which definition and reconciliation are presented below.

Fourth Quarter Ended December 31, 2022 Compared to December 31, 2021

The results of operations for the fourth quarter of 2022 continue to recover from the material adverse impacts of COVID-19, which at its peak resulted in the cessation of operations of all of the Company’s health and wellness centers on board cruise ships and the closing of or substantial restrictions imposed on the operation of substantially all of the destination resort health and wellness centers at the end of first quarter of 2020. As of December 31, 2022, our operations had resumed on 177 cruise ships and in 48 destination resorts, as compared to 118 cruise ships and 48 destination resorts as of December 31, 2021.

•
Total revenues were $168.9 million, as compared to $85.7 million in the fourth quarter of 2021. Total revenues generated in the three months ended December 31, 2022 were derived primarily from our 177 health and wellness centers onboard ships having resumed voyages and 48 health and wellness centers open and operating in destination resorts. During the three months ended December 31, 2021, total revenues were primarily related to our health and wellness centers on 118 cruise ships and in 48 destination resorts operating during the quarter and e-commerce product sales through the Company’s timetospa.com website.
•
Cost of services were $114.9 million compared to $58.7 million in the fourth quarter of 2021. The increase was primarily attributable to costs associated with increased service revenues of $139.0 million in the quarter from our operating health and wellness centers at sea and on land, compared with service revenues of $68.8 million in the fourth quarter of 2021.
•
Cost of products were $24.3 million compared to $15.5 million in the fourth quarter of 2021. The increase was primarily attributable to costs associated with increased product revenues of $30.0 million in the quarter from our operating health and wellness centers at sea and on land, compared to product revenues of $16.8 million in the fourth quarter of 2021.
•
Net loss was ($2.3) million compared to net loss of ($10.9) million in the fourth quarter of 2021. The improvement in the fourth quarter of 2022 was primarily a result of the $14.7 million change in income from operations derived from our 177 health and wellness centers onboard ships having resumed voyages offsetting higher other expense attributable to increases in Interest expense and change in fair value of warrant liabilities.
•
Adjusted net income was $12.8 million, or adjusted net income per diluted share of $0.14, as compared to adjusted net (loss) of ($0.8) million, or Adjusted net (loss) per diluted share of ($0.01), in the fourth quarter of 2021.
•
Adjusted EBITDA was $20.7 million compared to Adjusted EBITDA of $4.8 million in the fourth quarter of 2021.
•
Unlevered after-tax free cash flow was $19.0 million compared to $3.1 million in the fourth quarter of 2021.

Fiscal Year 2022 Ended December 31, 2022 Compared to December 31, 2021

The results of operations for the year ended December 31, 2022 continue to recover from the material adverse impacts of COVID-19, which at its peak resulted in the cessation of operations of all of the Company’s health and wellness centers on board cruise ships and the closing of or substantial restrictions imposed on the operation of substantially all of the destination resort health and wellness centers at the end of first quarter 2020. As of December 31, 2022, our operations have resumed on 177 cruise ships and in 48 destination resorts, as compared to 118 cruise ships and 48 destination resorts as of December 31, 2021.

•
Total revenues were $546.3 million compared to $144.0 million in the year ended December 31, 2021. The revenues generated in the year ended December 31, 2022 were derived primarily from our 177 health and wellness centers onboard ships having resumed voyages and our 48 health and wellness centers open and operating in destination resorts. Total revenues for the year ended December 31, 2021 were negatively impacted by the COVID-19 pandemic and the resulting March 14, 2020 No Sail Order, with revenues derived primarily from health and wellness centers onboard 118 ships and in 48 destination resorts that were open and operating for partial periods during the twelve-month period and e-commerce product sales through the Company’s timetospa.com website.
•
Cost of services were $375.1 million compared to $108.9 million in the year ended December 31, 2021. The increase was primarily attributable to costs associated with increased service revenues of $446.5 million from our operating health and wellness centers at sea and on land, compared with service revenues of $115.9 million in the year ended December 31, 2021, and costs incurred to resume operations at our health and wellness centers at sea and on land.
•
Cost of products were $87.6 million compared to $26.6 million in the year ended December 31, 2021. The increase was primarily attributable to costs associated with increased product revenues of $99.7 million in the year ended December 31, 2022, compared to product revenues of $28.1 million in the year ended December 31, 2021 from our operating health and wellness centers at sea and on land.
•
Net income was $53.2 million compared to a Net loss of ($68.5) million in the year ended December 31, 2021. The improvement in the year ended December 31, 2022 was primarily a result of the $67.2 million change in Income (loss) from operations derived from our 177 health and wellness centers onboard ships having resumed voyages and the change in the fair value of warrant liabilities. The change in fair value of warrant liabilities during the year ended December 31, 2022 resulted in Other income of $54.4 million compared to Other (loss) of ($2.6) million in the year ended December 31, 2021. The change in fair value of warrant liabilities is the result of changes in market prices deriving the value of the financial instruments.
•
Adjusted net income was $26.7 million, or Adjusted net income per diluted share of $0.28, compared to Adjusted net (loss) of ($40.2) million, or Adjusted net (loss) per diluted share of ($0.45), in the year ended December 31, 2021.
•
Adjusted EBITDA was $50.4 million compared to negative ($18.9) million in the year ended December 31, 2021.
•
Unlevered after-tax free cash flow was $45.1 million compared to negative ($22.0) million in the year ended December 31, 2021.

Balance Sheet Highlights

•
Cash at quarter end December 31, 2022 was $33.3 million.
•
Total debt, net of deferred financing costs, at December 31, 2022, was $212.8 million.

Fiscal Year 2023 Guidance

	Year Ended December 31, 2023	Three Months Ended March 31, 2023
Total Revenues	$660-680 million	$170-175 million
Adjusted EBITDA	$64-70 million	$16-18 million

Conference Call Details

A conference call to discuss the fourth quarter 2022 financial results is scheduled for Wednesday, February 22, 2023, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-283-8977 (international callers please dial 1-412-542-4171) and provide the passcode 10175333 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10175333. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, February 22, 2023 until 11:59 p.m. Eastern Time on Wednesday, March 1, 2023. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products currently onboard 179 cruise ships and at 51 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise line industry of the historically fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, irreplicable operating infrastructure, extraordinary team and a history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for over 65 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor, comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended December 31,				Year Ended December 31,
			$	%			$	%
	2022	2021	Inc/(Dec)	Inc/(Dec)	2022	2021	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$138,963	$68,849	$70,114	102%	$446,518	$115,945	$330,573	285%
Product revenues	29,959	16,802	13,157	78%	99,741	28,086	71,655	255%
Total revenues	168,922	85,651	83,271	97%	546,259	144,031	402,228	279%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	114,865	58,737	56,128	96%	375,136	108,939	266,197	244%
Cost of products	24,302	15,452	8,850	57%	87,555	26,646	60,909	229%
Administrative	4,147	3,457	690	20%	15,777	15,526	251	2%
Salary, benefits and payroll taxes	10,698	7,835	2,863	37%	35,830	28,151	7,679	27%
Amortization of intangible assets	4,205	4,211	(6)	(0)%	16,823	16,829	(6)	(0)%
Total cost of revenues and operating expenses	158,217	89,692	68,525	76%	531,121	196,091	335,030	171%
Income (loss) from operations	10,705	(4,041)	14,746	365%	15,138	(52,060)	67,198	129%
OTHER (EXPENSE) INCOME, NET:
Interest expense	(4,820)	(3,519)	(1,301)	(37)%	(15,755)	(13,433)	(2,322)	(17)%
Change in fair value of warrant liabilities	(7,800)	(3,100)	(4,700)	(152)%	54,400	(2,600)	57,000	2192%
Total other (expense) income, net	(12,620)	(6,619)	(6,001)	(91)%	38,645	(16,033)	54,678	341%
Income (loss) before income tax expense	(1,915)	(10,660)	8,745	82%	53,783	(68,093)	121,876	179%
INCOME TAX EXPENSE	415	257	158	61%	624	429	195	45%
NET INCOME (LOSS)	$(2,330)	$(10,917)	$8,587	79%	$53,159	$(68,522)	$121,681	178%
NET INCOME (LOSS) PER VOTING AND NON-VOTING SHARE:
Basic	$(0.03)	$(0.12)			$0.57	$(0.76)
Diluted (1)	$(0.03)	$(0.12)			$0.49	$(0.76)
WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	92,911	91,954			92,507	90,134
Diluted	92,911	91,954			95,105	90,134

Note(1) Diluted EPS includes an adjustment to exclude $6.1 million from net income for the year ended December 31, 2022, which is attributable to the gain on fair value of in-the-money warrant liabilities as they were dilutive in this period.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Selected Statistics
Period End Ship Count	179	170	179	170
Average Ship Count (1)	169	89	146	36
Average Weekly Revenue Per Ship	$71,208	$64,999	$66,494	$59,933
Average Revenue Per Shipboard Staff Per Day	$565	$498	$539	$492
Period End Resort Count	50	52	50	52
Average Resort Count (2)	47	48	47	46
Average Weekly Revenue Per Resort	$15,796	$13,614	$14,946	$12,175
Capital Expenditures (in thousands)	$1,557	$1,562	$4,825	$2,868

	Forecasted
	Q1 2023	FY 2023
Period End Ship Count	179	187
Average Ship Count (1)	173	178
Period End Resort Count	52	52
Average Resort Count (2)	50	51

(1)

Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2)

Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow.

We define Adjusted net income (loss) as net income (loss), adjusted for items, including increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation and change in fair value of warrant liabilities. Adjusted net income (loss) per diluted share is defined as Adjusted net income (loss) divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three and twelve month periods ended December 31, 2022 and 2021.

We define Adjusted EBITDA as loss from continuing operations before interest expense, income taxes (benefit) expense, depreciation and amortization, adjusted for the impact of certain other items, including non-cash stock-based compensation expense and change in fair value of warrant liabilities.

We define Unlevered after-tax free cash flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income (loss) to Adjusted net income (loss) for the fourth quarters and year-to-date periods ended December 31, 2022 and 2021 and Adjusted net income (loss) per diluted share for the fourth quarters and year-to-date periods ended December 31, 2022 and 2021 (amounts in thousands, except per share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income (loss)	$(2,330)	$(10,917)	53,159	(68,522)
Change in fair value of warrant liabilities	7,800	3,100	(54,400)	2,600
Depreciation and amortization (a)	3,761	3,761	15,044	15,044
Stock-based compensation	3,597	3,227	12,893	10,646
Adjusted net income (loss)	$12,828	$(829)	$26,696	$(40,232)
Adjusted net income (loss) per diluted share	$0.14	$(0.01)	$0.28	$(0.45)
Diluted weighted average shares outstanding	92,911	91,954	95,105	90,134

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

The following table reconciles Net Income (Loss) to Adjusted EBITDA and Unlevered After-Tax Free Cash Flow for the fourth quarter and year-to-date periods ended December 31, 2022 and 2021 (amounts in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income (loss)	$(2,330)	$(10,917)	$53,159	$(68,522)
Income tax expense (benefit)	415	257	624	429
Interest expense	4,820	3,519	15,755	13,433
Change in fair value of warrant liabilities	7,800	3,100	(54,400)	2,600
Depreciation and amortization	6,379	5,609	22,353	22,468
Stock-based compensation	3,597	3,227	12,893	10,646
Adjusted EBITDA	$20,681	$4,795	$50,384	$(18,946)
Capital expenditures	(1,557)	(1,562)	(4,825)	(2,868)
Cash taxes	(99)	(141)	(434)	(160)
Unlevered after-tax free cash flow	$19,025	$3,092	$45,125	$(21,974)

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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